Exhibit j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Exchange Traded Concepts Trust II:

We consent to the use of our report dated June 26, 2014 for Exchange Traded Concepts Trust II, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
August 28, 2014